Exhibit 4.3

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS (THE “ACTS”). NO INTEREST MAY BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACTS COVERING THE TRANSACTION, (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THIS CORPORATION STATING THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS.

SENIOR SECURED CONVERTIBLE REVOLVER BRIDGE NOTE

«PrincipalAmount»	June __, 2007

Beaverton, Oregon

For value received, Metro One Telecommunications, Inc., an Oregon corporation (the “Company”), promises to pay to «Purchaser» (the “Holder”), the principal sum of «Principal» Dollars («PrincipalAmount») or such lesser sum as may be advanced and outstanding pursuant to the terms hereof, together with interest accruing on each outstanding advance from the date of each advance at the rate herein provided, in lawful money of the United States of America, until paid in full in accordance with the terms of this Senior Secured Convertible Revolver Bridge Note (the “Note”). The principal amount of this Note at any time shall be the principal sum of all advances made to such time less the principal amount of any advances previously repaid. This Note is one of the Notes referred to in and is entitled to the benefits of that certain Securities Purchase Agreement dated June [_], 2007 (the “Purchase Agreement”) Such Notes are referred to herein as the “Notes,” and the holders thereof are referred to herein as the “Holders.” “Majority of the Holders” means the Holders of a majority of the aggregate principal amount of Notes then outstanding. Capitalized terms used but not defined herein shall have the meanings ascribed to those terms in the Purchase Agreement. This Note is subject to the following terms and conditions.

1.	Interest.

(a)          Interest Rate. Interest shall accrue on the unpaid principal balance of this Note at the rate of thirteen percent (13%) per annum and shall be due and payable on the earlier of the Maturity Date or Second Closing under the Purchase Agreement.

(b)          30/360 Basis. Except as otherwise provided in the immediately following sentence, interest for each full calendar month during the term of this Note will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each. Interest for the full or partial calendar month will be calculated on the basis of a 360-day year and the actual number of days elapsed.

(c)          Default Interest. From and after the Maturity Date, or such earlier date as all sums owing on this Note become due and payable by acceleration or otherwise, all sums owing on this Note shall bear interest until paid in full or converted in accordance with Section 5 at a rate equal to two percent (2%) per annum (based on a 360-day year and charged on the basis of actual days elapsed) in excess of the interest rate otherwise accruing under this Note.

2.            Maturity. Unless converted as provided in Section 5, this Note will automatically mature and be due and payable on October [__], 2007 (the “Maturity Date”).

3.            Security Interest. Pursuant to a separate security agreement (the “Security Agreement”) of even date herewith between the Company and the Holders, the obligations of the Company hereunder are secured by the Collateral (as defined by the Security Agreement), and the Holders are entitled to the Proceeds (as defined in the Security Agreement). In case of an Event of Default (as defined in the Security Agreement), Liquidation Event (defined below) or upon the Maturity Date, this Note shall automatically become due and payable in accordance with Section 4(b) and the Holder shall have the rights set forth herein and in the Security Agreement and the Purchase Agreement.

4.	Payment; Prepayment.

(a)          Payments. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

(b)          Payment on a Liquidation Event, Event of Default or Maturity. Unless earlier converted in accordance with Section 5(b), upon the earlier to occur of: (i) a Liquidation Event, (ii) the occurrence of an Event of Default, or (iii) the Maturity Date, this Note shall become immediately due and payable and, at the option of a Majority of the Holders, the Holder shall be entitled to receive full payment of this Note before any payments are made to any shareholders of the Company.

(c)          Prepayment. This Note may be prepaid at any time and any amounts so prepaid by the Company shall be available to be redrawn by the Company in accordance with the Purchase Agreement.

5.	Conversion.
(a)	Definitions.

(i)           “Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation, as amended from time to time.

(ii)          “Liquidation Event” shall mean a liquidation, dissolution, or winding-up of the Company or Change of Control Event (as defined in the Articles of Incorporation).

(iii)        “Preferred Stock” means the Company’s Series A Convertible Preferred Stock.

(b)          Automatic Conversion. Upon approval by the Company’s shareholders of the issuance of Preferred Stock upon conversion of this Note, the principal amount then outstanding under this Note shall automatically convert into shares of Preferred Stock and upon payment by Holder of the remaining amount available under this Note in accordance with the Purchase Agreement such amount shall also automatically convert into shares of Preferred Stock. The number of shares of Preferred Stock to be issued upon conversion of this Note shall be equal to the quotient obtained by dividing (i) the entire principal amount outstanding on this Note at the Second Closing plus accrued but unpaid interest on this Note by (ii) ten thousand dollars ($10,000).

(c)          Mechanics and Effect of Conversion. Fractional shares of Preferred Stock may be issued upon conversion of this Note. Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares (and any fractions thereof) of Preferred Stock to which such Holder is entitled upon such conversion under the terms of this Note and pay to the Holder any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued but unpaid interest being converted.

6.            Successors and Assigns. Subject to compliance with applicable federal and state securities laws, this Note and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company of the name and address of such transferee but only if the proposed transferee is of sufficiently sound financial condition to satisfy the obligations being transferred and only if such transfer or assignment and delivery will not adversely affect the Company’s ability to independently enforce its rights against any such transferee. Within a reasonable time after the Company’s receipt of such written notice, the transfer shall be recorded on the books of the Company upon the surrender of this Note, properly endorsed, to the Company at its principal offices. In the event of a partial transfer, the Company shall

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issue to the new holders one or more appropriate new notes. The Company may not assign its obligations hereunder without the prior written consent of the Holder. Subject to the foregoing, this Note will bind and inure to the parties and their respective successors and permitted assigns.

7.            Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Oregon, without giving effect to principles of conflicts of law.

8.            Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and a Majority of the Holders in accordance with a separate intercreditor agreement of even date herewith by and between the Holders (the “Intercreditor Agreement”). Any amendment or waiver effected in accordance with this Section 8 shall be binding upon the Company, the Holder and each transferee of any Note.

9.            Action to Collect on Note. If action is instituted to collect on this Note, the Company will pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

[Signature Page Follows]

COMPANY:

METRO ONE TELECOMMUNICATIONS, INC.

By:

Name:

(print)
Title:

Address:	11200 Murray Scholls Place
Beaverton, OR 97007